Hello everyone, first let me start with talking about coronavirus that is affecting all of our lives, families and businesses. Taking additional precaution, for the health and well-being of our employees is the right thing to do. I sent you a letter last week, please stick to it. Travel wisely, no large group gathering, this is actually why I’m recording a video as we speak and not being at the PTC with hundreds of people in the room. This is unfortunately why we had to cancel a great event Monday morning, celebrating the International Women’s Day. I want to thank all of our local leaders for doing what is best for our employees and for our businesses.
Let’s look at 2019. We finished 2019 solid. Mid last year we were not in great shape, but we turned it around and we finished the year very solid with $10.2 billion in revenue, out-growing our market by 530 basis points. What does that mean? It means the market went down 4.6 percent vs 2018 and we grew by .7 percent; therefore, we outgrew the market by 530 basis points or 5.3 percent. Our operating margin was at 12.1 percent. This is the 7th year that we have operating margin above 12 percent. This a great accomplishment. We cannot slide. This is a strength of the company, especially now, in a very volatile market trending to a downturn. We generated $699 million of free cash flow. I always wonder where that last million went but I’m sure we’re going to be at $700 million this year. This is also a great achievement. Congratulations, we’ve made great progress over the past year in free cash flow. When I think about 2020, I think about the fact that it’s going to be a very challenging year. Very challenging market situation and we need to focus on the basics. Strong margins, focusing on generating as much cash as we can and improving on safety. Improving on quality and quality on our launches. Booking new business to plan and successfully integrate Delphi Technologies.
Let’s look at this transaction in a little more detail. I am extraordinarily excited about this transaction. This will position the company for the next decades. Capitalizing on the acceleration of the capitalization of electrified propulsion architectures. It brings electronics into the business including power electronics at scale, great technology. What do I mean by “at scale”? In our world right now, having a product is not enough, we have to have a width of product at scale, meaning with manufacturing across the globe, with tech centers across the globe, with purchasing power across the globe. This is what Delphi Technologies brings to BorgWarner. From an electrified powertrain standpoint, who else in the world would have under one roof, mechanical, rotating electrics and electronic software and controls? Not many people in the world. This equation of mechanical, motor and power electronics equals a system applies to any electrified products. Be it an iDM, Transmission, motor, power electronics. Or a P2 hybrid, clutch pack and mechanical, motor and power electronics. Or an eTurbo, turbo, motor and power electronics. You could multiply this equation 10 times; it always applies. Who else in the world has products at scale from plug to wheel? We have onboard chargers with Delphi Technologies at scale. We have battery packs, battery management systems, battery coolant heaters, cabin air heaters and downstream the batteries. What do we have? We have everything we need to move the wheels. We have motor controllers, so-called inverters, motors and transmission. Who else in the world has that? Not many people. This is going to be a very key differentiator for us at BorgWarner. We love their aftermarket business, we love our aftermarket business. Combined together it’s $1.4 billion of aftermarket business for BorgWarner after close. We love their Commercial Vehicle business. We’ve got great Commercial Vehicle business. They have great Commercial Vehicle business. We love our strategy of being balanced across Combustion, Hybrid and Electric. And with this transaction, we’re doing exactly that. Plus, it’s not just the strategic fit that we are excited about. It’s also very compelling financially. It’s accretive from earnings per share. What does this mean? It means we have more earnings per share in the combined company than we have today at BorgWarner. And we preserve our very strong balance sheet, thanks to all the work done at the plant level to generate free cash flow. The transaction is an all-stock transaction. There is no cash involved in this transaction; it preserves our cash and balance sheet structure.
Let’s now look at the product combination. It’s actually pretty difficult to put all the products that we have on one page.  But take a look at it. I talked about how great we are going to be from an electrified propulsion architecture. But let’s look at combustion, let’s look at engine. Who else in the world understands the air path and has great product for the air path? Turbochargers, EGR, EGR Cooler, VCT, Ignition, Injection with all the fuel path, engine control unit, sensors, actuators. Where else do we need to make an engine? Who else in the world has great transmission products? And now transmission controllers with Delphi Technologies. Adding four-wheel drive products from our portfolio. Our breath of product is so big from an electrification standpoint, combustion standpoint, it makes us a perfect fit for our customer; also, for hybrids, which is a combination of both. Any good gasoline engines will be turbocharged and GDI; turbocharged with BorgWarner, GDI with Delphi Technologies.
What have we done since signing the agreement? Two weeks after the signing agreement, we launched the integration team. About 80 people. About 40 people from BorgWarner. About 40 people from Delphi Technologies. Working together as one team to integrate those two companies and make a very very strong BorgWarner. Tania Wingfield is our integration vice president reporting directly to me. She has a seat at the strategy board. In order to make sure that we have an integration that fits the final structure, we have announced the structure, and you’ve seen the letter from me announcing the structure, of the new company. Let me explain that to you. Before last October BorgWarner was running with 5 business units. We combined Turbo and Emissions, creating a unique position for air path with turbo, EGR, EGR Cooler. I am sure we are going to differentiate ourselves from a product leadership standpoint. So, BorgWarner now has 4 business units, Delphi Technologies has 4 business units, we’re going to run BorgWarner with 4 plus 4 equals 6. We’re moving PDSs’ four-wheel drive and coupling products from PDS to Transmission Systems in order to focus TS into mechanical products. At the same time, we’re moving hybrid products from Transmission Systems to PowerDrive Systems. We’re going to include Delphi Technologies electronics and electrification business units under PDS. PDS is going to be the one stop shop, the one face to the customer for anything that has to do with anything around hybrid and electric propulsion. We’re going to take PTP product from Delphi Technologies and embed those products in Morse Systems and ETTS. Delphi Technologies Fuel Injection Systems and aftermarket business will come as is, as two business units, reporting directly to me. We’re going to start with their aftermarket business as a sole business unit  at day one, and post day one we’ll integrate our aftermarket businesses (which are currently embedded in our OE business units), to create an aftermarket business unit that I alluded to before; a $1.4 billion aftermarket business unit. I have full confidence in Tania and the team to deliver a smooth integration. It’s going to be a lot of work, but all the ingredients are there to be successful. Matched pairs are working together well. Delphi Technologies is engaged. A lot of work but for most of us, this is business as usual. And we need to deliver our budget and we need to deliver our margins and we need to deliver cash. The Delphi Technologies transaction is expected to close in the second half of 2020. And as I mentioned before we need to focus in 2020.
Some of your leaders may have talked to you about the new incentive plan for 2020. I want to drive simplicity and I want to drive more BorgWarner weighting at all levels in the incentive plan, in order to drive increased collaboration across business units. I also want to drive simplicity in breaking down EV into the two main components of EV. Which are going to be very, very simple to understand. Margin percent, Div Op percent, and free cash flow. This is what is going to drive our short-term business. These are the two elements we’re going monitor on a regular basis, the two key elements of our incentive plan for 2020. As far as internal targets are concerned, all targets for different business units are different. But, for the corporation, our target is an operating margin at 11.7 percent, Div Op at 11.7 percent and free cash flow at $700 million.
Let’s move to safety. Safety is absolutely important in our business. I’d like you to look at the green table. We are on  the top 10 percent of all manufacturers as far as TRIR and safety is concerned. This is an outstanding achievement that comes from many years of hard work from all of you at the plant and supporting functions.  8 plants received CEO awards in 2019 and I’m very proud of that. Please carry on that focus on safety. It’s a mindset. It’s a mindset of caring about yourself and caring about people. A mindset of continuous improvement in the plant. Mindset of attention to detail and not accepting “no” as an answer. So, let’s carry on improving our safety; also, let’s carry on improving our quality.
We’ve launched earlier in the year a new quality award race or competition. The competition has started and the KPIs are around quality, warranty and launch. I’ll tell you a story.  When I go around the world and meet customers, sometimes I get the feedback, which is if you add the quality level and the quality excellence, as you have product leadership and product excellence, you’ll be in an unbeatable shape. You’ll be in great shape. And that’s what we wanted to strive towards, that’s what we want to strive to. Great quality from all of our locations with increased visibility. So, let’s compete.
Let me bring this video to a close. We need to continue to adapt our cost structure to the market and to the downturn in that market. We have a tremendous amount of work to integrate Delphi Technologies in BorgWarner. A tremendous amount of work but we do it because it’s the right thing to do. It’s the right thing to do to position BorgWarner for the next decades. To capitalize on the growth and acceleration of the electrification powertrain. Nevertheless, we need to stay focused in delivering our current plans in 2020. Driving more collaboration with a simpler 2020 incentive. Taking precautions against the Coronavirus is also the right thing to do. And the health and well-being of our employees is above all. You’re all doing a great job. I count on you. Thank you very much.
End

No Offer or Solicitation
This communication is being made in respect of the proposed acquisition (the “proposed transaction”) of Delphi Technologies PLC (“Delphi Technologies”) by BorgWarner Inc. (“BorgWarner”). This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the proposed transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act.
Participants in the Solicitation
Delphi Technologies, BorgWarner and certain of their respective directors, executive officers and employees may be deemed “participants” in the solicitation of proxies from Delphi Technologies shareholders in respect of the proposed transaction. Information regarding the foregoing persons, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement filed on Schedule 14A  with the Securities and Exchange Commission (the “SEC”) on March 11, 2020 (the “preliminary proxy statement”) and will be set forth in a definitive proxy statement and any other relevant documents to be filed with the SEC. You can find information about Delphi Technologies’ directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.  You can find information about BorgWarner’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Delphi Technologies filed with the SEC the preliminary proxy statement, and Delphi Technologies will file with the SEC and furnish to its shareholders a definitive proxy statement on Schedule 14A and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Delphi Technologies’ shareholders are urged to read the proxy statement and any other relevant documents filed or to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement carefully and in their entirety when they become available because they contain or will contain important information about the proposed transaction and the parties to the proposed transaction.
Investors are able to obtain free of charge the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC (when available) at the SEC’s website at http://www.sec.gov. In addition, the preliminary proxy statement, the definitive proxy statement and Delphi Technologies’ and BorgWarner’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, are available free of charge through Delphi Technologies’ and BorgWarner’s websites at www.delphi.com and www.borgwarner.com, respectively, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Notice Regarding Forward-Looking Statements
This communication may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that reflect, when made, Delphi Technologies’ or BorgWarner’s respective current views with respect to future events, including the proposed transaction, and financial performance or that are based on their respective management’s current outlook, expectations, estimates and projections, including with respect to the combined company following the proposed transaction, if completed. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Delphi Technologies’ or BorgWarner’s respective operations and business environment, which may cause the actual results of Delphi Technologies or BorgWarner to be materially different from those indicated in the forward-looking statements. All statements that address future operating, financial or business performance or Delphi Technologies’ or BorgWarner’s respective strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “designed,” “effect,” “evaluates,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “pursue,” “seek,” “target,” “when,” “will,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the possibility that the proposed transaction will not be pursued; failure to obtain necessary shareholder approvals, regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of Delphi Technologies’ ordinary shares or BorgWarner’s shares of common stock and on Delphi Technologies’  or BorgWarner’s operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; failure to promptly and effectively integrate Delphi Technologies’ businesses; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of Delphi Technologies’ ordinary shares or BorgWarner’s shares of common stock; significant transaction costs and/or unknown or inestimable liabilities; potential litigation associated with the proposed transaction; general economic and business conditions that affect the combined company following the consummation of the proposed transaction; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Delphi Technologies’ or BorgWarner’s control.
For additional information about these and other factors, see the information under the caption “Risk Factors” in Delphi Technologies’ most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed on February 13, 2020, and the information under the caption “Risk Factors” in BorgWarner’s most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on February 13, 2020.
Delphi Technologies’ and BorgWarner’s forward-looking statements speak only as of the date of this communication or as of the date they are made. Delphi Technologies and BorgWarner each disclaim any intent or obligation to update or revise any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as may be required by law. All subsequent written and oral forward-looking statements attributable to Delphi Technologies, BorgWarner or their respective directors, executive officers or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

General
The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this communication and all other documents relating to the proposed transaction are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed transaction disclaim any responsibility or liability for the violations of any such restrictions by any person.
Any response in relation to the proposed transaction should be made only on the basis of the information contained in the proxy statement and other relevant documents. Delphi Technologies shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the proxy statement and other relevant documents have been dispatched.